Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Spring Valley Acquisition Corp. II
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant(2)	457	(a)	23,000,000 units	$10.00	$230,000,000	0.0000927	$21,321
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units(3)	457	(g)	23,000,000 shares	—	—	—	—	(4)
Fees to Be Paid	Equity	Rights included as part of the units(3)	457	(g)	23,000,000 rights	—	—	—	—	(4)
Fees to Be Paid	Equity	Redeemable public warrants included as part of the units(3)	457	(g)	11,500,000 warrants	—	—	—	—	(4)
	Total Offering Amounts								$230,000,000
	Net Fee Due								$21,321	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares, 3,000,000 rights and 1,500,000 redeemable public warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.